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                                                                      EXHIBIT 12

                       UNITED STATES CELLULAR CORPORATION
                      RATIOS OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                  (DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
EARNINGS:
  Income from Continuing Operations before income taxes....................     $ 241,569
  Add (Deduct):
    Minority Share of Cellular Losses......................................          (267)
    Earnings on Equity Method..............................................       (51,518)
    Distributions from Minority Subsidiaries...............................        23,057
                                                                             ---------------
                                                                                $ 212,841
  Add fixed charges:
    Consolidated interest expense..........................................        23,111
    Interest Portion (1/3) of Consolidated Rent Expense....................         4,125
                                                                             ---------------
                                                                                $ 240,077
FIXED CHARGES:
  Consolidated interest expense............................................     $  23,111
  Interest Portion (1/3) of Consolidated Rent Expense......................         4,125
                                                                             ---------------
                                                                                $  27,236

RATIO OF EARNINGS TO FIXED CHARGES.........................................          8.81
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